UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2010

ONCOTHYREON INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33882	26-0868560
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2601 Fourth Avenue, Suite 500
Seattle, Washington 98121
(Address of principal executive offices, including zip code)

(206) 801-2100
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 17, 2010, Oncothyreon Inc. (the “Company”) entered into an arrangement agreement (the “Arrangement Agreement”) by and among Gamehost Income Fund (“Gamehost”), the Company, Oncothyreon Canada Inc. (“Onco Canada”) and 0811769 B.C. Unlimited Liability Company (“Onco BC”).  Each of Onco Canada and Onco BC are indirect wholly-owned subsidiaries of the Company.

Pursuant to the terms of the Arrangement Agreement, the Company will sell its interests in Onco Canada and Onco BC to Gamehost for approximately Cdn $8.425 million.  Prior to the sale, Onco Canada will be reorganized into an Alberta ULC and Onco BC will be reorganized into a limited corporation and each will distribute its business assets (and related intellectual property) to a subsidiary of the Company.  The consideration to be paid to the Company by Gamehost will consist of Cdn $7.825 million cash at the closing of the transaction and Cdn $600,000 being delivered through retained equity in the public company, which will be listed on the Toronto Stock Exchange in substitution for Gamehost.  The closing of the transaction is subject to approval by the courts of the Canadian province of Alberta and Gamehost’s securityholders.  The transaction contemplated by the Arrangement Agreement is expected to be completed before May 1, 2010.

A copy of the Arrangement Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010. A press release was issued by the Company on February 18, 2010 regarding the execution of the Arrangement Agreement, which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.
Exhibit Number	Description
99.1	Press Release, dated February 18, 2010, announcing the execution of the Arrangement Agreement.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOTHYREON INC.

By:	/s/ Shashi K. Karan
Shashi K. Karan
Corporate Controller and Corporate Secretary

Date: February 18, 2010

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated February 18, 2010, announcing the execution of the Arrangement Agreement.